Exhibit (l)
[Letterhead of Sutherland Asbill & Brennan LLP]
HARRY S. PANGAS
DIRECT LINE: 202.383.0805
E-mail: harry.pangas@sutherland.com
January 30, 2009
Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800
Houston, TX 77056
Ladies and Gentlemen:
     We have acted as counsel to Main Street Capital Corporation, a Maryland corporation (the “Company”), in connection with the offering by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to $300,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Such offering will be made pursuant to a registration statement on Form N-2 (No. 333-155806) filed under the Securities Act (the “Registration Statement”).
     As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies of such records, documents or other instruments as we in our judgment have deemed to be necessary or appropriate to enable us to render the opinions hereinafter expressed including, without limitation, the following:
(i)	The Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “Articles of Incorporation”);

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

(iii)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date (the “Certificate of Good Standing”); and
(iv)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”).

Main Street Capital Corporation
January 30, 2009

     With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.
     Where factual matters material to this opinion letter were not independently established, we have relied with your approval upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. Except as otherwise stated herein, we have undertaken no independent investigation or verification of factual matters. We have also made such examination of law as we have considered necessary for the purposes of the opinions hereinafter expressed.
     This opinion letter is limited to the effect of the General Corporation Law of the State of Maryland (the “MGCL”), as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.
     On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, and assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Shares to be issued, offered and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Company’s Articles of Incorporation and Bylaws, and the Resolutions, (ii) the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles of Incorporation, and (iv) the Certificate of Good Standing remains accurate, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Main Street Capital Corporation
January 30, 2009

     This opinion letter is limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond those expressly stated. Our opinions and other statements expressed herein are as of the date hereof, and we have no obligation to update this opinion letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Sutherland Asbill & Brennan LLP
/s/ Harry S. Pangas
Harry S. Pangas, a partner